Exhibit 99.1

KFORCE ENTERS INTO AGREEMENT TO SELL ITS FEDERAL GOVERNMENT SOLUTIONS BUSINESS
TAMPA, FL, March 1, 2019 – Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, entered into a Stock Purchase Agreement with ManTech International Corporation (ManTech), dated February 28, 2019, to sell Kforce Government Solutions, Inc. (KGS), our federal government solutions business, for an aggregate cash purchase price of $115.0 million. The transaction is expected to close by March 31, 2019, and is subject to customary closing conditions and the receipt of necessary regulatory approvals. The operating results of our federal government solutions business is expected to be reported as a discontinued operation in the quarter that this transaction closes. While this transaction does not include TraumaFX®, our federal government product business, we are exploring strategic alternatives for that business.
David L. Dunkel, Chairman and Chief Executive Officer commented, “Our federal government solutions business has been a meaningful part of our business since our initial government acquisition in 2006. I am immensely proud of the success that our KGS management team has had in growing and positioning this business for continued future success despite the competitive challenges it has faced, given its scale. We are excited for our KGS management team and associates to join forces with ManTech, which we expect will enhance KGS's competitive positioning and leverage its deep and long-standing customer relationships to drive further growth. We firmly believe in the strong secular drivers within the commercial technology space and, with this divestiture, virtually all of our revenues are derived from domestic professional and technical staffing services and solutions.”
David M. Kelly, Chief Financial Officer commented, “This is an important step to further focus our efforts in our core Technology and Finance and Accounting businesses. Due to the efficient structuring of this transaction, we expect to generate net proceeds after taxes and transaction costs of at least $90.0 million, which we anticipate using primarily for share repurchases. We expect that these anticipated repurchases and the improved profitability from a more simplified business model will result in the divestiture of KGS being EPS neutral or better on an annualized basis. We further expect our strong cash flows and the availability under our credit facility will position us well to look at strategic acquisitions, ventures and partnerships to enhance our focused footprint.”
KippsDeSanto & Co. served as the exclusive financial advisor to Kforce in this transaction.
Conference Call
On March 1, 2019, Kforce will host a conference call at 8:30 a.m. E.T. to discuss our views of this transaction. The dial-in number is (877) 344-3890 and the conference passcode is Kforce. The replay of the call will be available from 11:30 a.m. E.T., Friday March 1, 2019 until March 8, 2019 by dialing (855) 859-2056, passcode 2468602.
The Company intends to reference an investor relations presentation during the Company's conference call. A copy of this presentation and the webcast can be accessed at http://investor.kforce.com/investor-relations/events-and-presentations.
About Kforce
Kforce Inc. (the "Firm") is a professional staffing services and solutions firm that specializes in the areas of Technology and Finance and Accounting. Each year, our network of over 50 offices and two national recruiting centers provides opportunities for 34,000 highly skilled professionals who work with over 4,000 clients, including 70% of the Fortune 100. At Kforce, our promise is to deliver great results through strategic partnership and knowledge sharing. For more information, please visit our web site at http://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

Cautionary Note Regarding Forward-Looking Statements
Certain of the above statements contained in this press release, including the strength of the secular drivers within the technology space, our expectation of the KGS divestiture closing, the amount of net cash proceeds expected to be generated from the close of the KGS divestiture, the Firm's anticipated use of the proceeds from the KGS divestiture, the level of anticipated share repurchases causing the KGS divestiture to be EPS neutral or better on an annualized basis, our expectation to continue generating operating cash flow, and our evaluation of potential strategic acquisitions, ventures and partnerships, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions, growth in temporary staffing and the general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; the ability of the Firm to repurchase shares; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; material legal developments or changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand and our ability to adapt to such changes; continued performance of and improvements to our enterprise information systems; potential changes in the Firm's strategy; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2018, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.